ibex.    EXHIBIT 10.2

DATE:    November 6, 2025

TO:    Andreas Wilkens

RE:    Separation Agreement and Release

Dear Andreas,

This Separation Agreement and Release sets forth the terms of your separation of employment from IBEX Global Solutions, Inc., including its subsidiaries and affiliated corporations, and their respective current and former successors, assigns, representatives, agents, shareholders, officers, directors and employees (collectively referred to as “IBEX”). As discussed, your employment with IBEX will terminate on September 30, 2025 (“Separation Date”). In consideration for signing this Agreement and in exchange for the promises, covenants and waivers set forth herein, IBEX will pay you the following amount subject to the terms and conditions set forth below:

Payments:
In accordance with the current Payroll schedule, since your employment ends on September 30, 2025, your final paycheck will be paid to you no later than October 10, 2025. In addition, after the Separation Date, and if you sign this Agreement, IBEX will also pay you separation pay, equal to twelve (12) months of pay paid over the regular payroll schedule beginning with pay date of November 10, 2025, with final payment on October 25, 2026. These payments will be less standard deductions for Federal, State and local income taxes including the employee portion of FICA, and any other employment tax deductions required by law. All withholdings for regular and separation pay will be made in accordance with the elections on file with IBEX payroll department. Any separation pay identified in this Agreement is subject to your compliance with your Offer Letter Agreement and this Agreement in regard to confidential information (not intended to interfere with your right under the National Labor Relations Act), intellectual property and post-employment obligations (the “Obligations”) as stated in the section titled “Release”.

Health Benefits: Your US health insurance benefits will end on the last day of the month in which you are actively employed which means these will end September 30, 2025. You will receive, under separate cover from the vendor, information regarding your rights to continue your health insurance benefits in accordance with COBRA at your expense. If you sign this Agreement and choose to enroll in COBRA, the company will reimburse you for the employer portion of your COBRA cost for up to twelve (12) months of COBRA. Eligibility for group life insurance and short-term and long-term disability insurance ends as of your Separation Date, September 30, 2025.

Restricted Stock Units Award: IBEX will accelerate 75% of the Year 1 vest (4,687 RSUs) of your RSU grant, effective as of your Separation Date. Pursuant to your Restricted Stock Units (“RSUs”) Notice with Ibex Limited under the Ibex Limited 2020 Long Term Incentive Plan (the “LTIP Plan”), all other unvested RSUs will terminate as of your Separation Date.

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Form W2: You will be able to view and print your US Form W2 through Workday. Please ensure you keep your address and contact information updated to avoid delay in receipt of this information.

Unemployment Insurance: You may be eligible for unemployment insurance benefits. Contact your state unemployment office for eligibility and process requirements. IBEX will respond timely, truthfully, adequately and completely to any request for information from the state unemployment office.

Release: In exchange for IBEX providing you with the above-referenced payments, and other good and valuable consideration you, on behalf of yourself and your past and future successors, predecessors, trustees, servants, custodians, heirs, administrators, assigns, representatives, and agents (collectively, the “Employee Parties”), does hereby finally, irrevocably and unconditionally remise, release, acquit, and discharge the Company and its affiliates, and each of their respective parents, subsidiaries, affiliates, successors, creditors, shareholders, predecessors, subrogees, trustees, servants, attorneys, examiners, receivers, liquidators, custodians, heirs, administrators, assigns, representatives, agents, advisers, partners, members, managers, directors and officers, and each of their respective past, present or future officers, directors, managers, members, stockholders, partners, employees, agents, insurers and plan fiduciaries, all individually and in any official capacity (collectively, the “Released Parties”), of and from any and all manners of action, causes of action, claims, suits (whether civil, administrative, investigative or informal), arbitrations, audits, hearings, investigations, litigations, orders, damages, costs, losses, debts, interest, accounts, contribution, obligations, reckonings, bonds, bills, covenants, controversies, agreements, guaranties, judgments, executions, obligations, counterclaims, demands, liabilities, fees (including attorneys’ fees and court costs) or expenses of any kind or nature whatsoever (collectively, the “Employee Claims”) related to any action, inaction, event, circumstance, or occurrence occurring or alleged to have occurred on or prior to the date that this Amendment is fully executed and delivered, whether known or unknown, matured or unmatured, suspected or unsuspected, foreseeable or unforeseeable, whether arising by statute, common law, in contract, tort or otherwise, of any kind, character or nature whatsoever which you ever had, now has, or (to the extent permitted by applicable law) which may subsequently accrue, including but not limited to all claims arising out of your employment relationship with the Company and any affiliate, including but not limited to Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Genetic Information.

Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq.; and all claims arising under or based on any foreign, federal, state or local law, statute, regulation or ordinance not expressly referenced above; provided, however, that the foregoing release and discharge:
i.shall not relieve Company of any non-monetary obligation owed to you that is set forth in the Agreement or this Amendment;
ii.shall not relieve the Company of its obligations to make the payments to you as set forth in Section 2 of this Amendment; and
iii.shall not include claims that cannot be released by law.

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Employee Covenant and Waiver: In addition to and without in any way limiting the foregoing, you, on behalf of yourself and the remaining Employee Parties, further covenant and agree to refrain forever from, directly or indirectly, asserting any claim or demand, commencing, instituting or causing to be commenced, or assisting any party in the commencement of, any action, suit (whether civil, administrative, investigative or informal), arbitration, audit, hearing, investigation, litigation or other proceeding of any kind or nature against any of the Released Parties, whether directly or derivatively, at law, equity or through any other method or means on account of or in any way arising out of or relating to the Employee Claims released herein, and you, on behalf of yourself and the remaining Employee Parties, hereby represents that you are not aware of any such claims having been filed as of the date of his execution of this Amendment. You, on behalf of yourself and the remaining Employee Parties, understand and agree that you and they are expressly waiving all Employee Claims against the Released Parties, including but not limited to, those Employee Claims that the Employee Parties may not know of or suspect to exist (and which if known, may have materially affected the decision to provide this release), and the Employee Parties expressly waive any rights under applicable law that provide to the contrary. The foregoing terms do not apply to the rights reserved under Sections 4(i), through 4(iii) above.
YOU, FOR YOURSELF AND THE EMPLOYEE PARTIES, AGREES THAT THE RELEASES IN THIS AGREEMENT ARE SPECIFICALLY INTENDED TO OPERATE AND BE APPLICABLE EVEN IF IT IS ALLEGED, CHARGED OR PROVEN THAT ALL OR SOME OF THE CLAIMS OR DAMAGES RELEASED WERE SOLELY AND COMPLETELY CAUSED BY ANY ACTS OR OMISSIONS, WHETHER NEGLIGENT, GROSSLY NEGLIGENT, INTENTIONAL OR OTHERWISE (OTHER THAN FRAUD), KNOWN OR UNKNOWN, OF OR BY ANY OF THE RELEASED PARTIES RELEASED HEREUNDER.
No Further Obligations By IBEX: Other than as set forth herein, you represent, warrant and acknowledge that IBEX owes you no wages, commissions, bonuses, sick pay, personal leave pay, severance pay, vacation pay, stock options, or other compensation, or payments or continued coverage under the life insurance, disability insurance, medical and dental benefits, qualified or non-qualified retirement benefits or profit sharing benefits or forms of remuneration of any kind or nature, other than that specifically provided for in this Agreement.

Post-Employment Obligations: You agree that you will not disclose, or cause to be disclosed in any way, any eligible confidential information, trade secrets, or other proprietary information, which you in any way acquired during your prior employment with IBEX. The confidentiality non-disclosure period for matters not involving trade secrets or proprietary information is three years. Matters involving trade secrets or proprietary information shall be subject to the non-disclosure provisions until subject material is no longer a trade secret or said material is no longer subject to a copyright. You also acknowledge that any and all agreements pertaining to confidentiality and solicitation obligations entered into by you prior to your Separation Date, will remain in effect and binding regardless of whether or not you sign this Agreement to the extent it does not interfere with your rights under the National Labor Relations Act, as amended, or Ending Forced Arbitration of Sexual Assault and Sexual Harassment Act of 2021, as amended. It is understood and agreed that books, handbooks, manuals, files, papers, memoranda, letters, facsimile or other communications which you have in your possession that were written, authorized, signed, received or transmitted during your employment are and remain the property of IBEX. In addition, any such materials and company property, including laptops and cell phones, that were issued to you are to be returned to IT in working condition within 5 days of your end of employment or earlier if requested by your Manager.

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Post-Employment Covenants:

Non-Solicitation of Employees. Employee agrees that during his employment and for a 1-year period following termination of employment for any reason, Employee will not, without the prior written consent of the Company, directly or indirectly (including without limitation, through another entity in which the Employee is a partner, director, officer, employee, consultant, advisor, or shareholder of more than 5% of the entity’s outstanding equity) solicit, request, cause, or encourage any employee or consultant of the Company or of any of its affiliates, who were known to Employee during his employment, to terminate their employment or consulting relationship with the Company or any of its affiliates, or to leave employment or terminate their consulting relationship with the Company or of its affiliates for the purpose of accepting employment or a consulting relationship with a business engaged in offering services or products similar to, or competing with, or reasonably competing with, the services or products offered by the Company or any of its affiliates.
Non-Solicitation of Customers. Employee agrees that during his employment and for a 1-year period following termination of employment for any reason, Employee will not, without the prior written consent of the Company, directly or indirectly (including without limitation, through another entity in which the Employee is a partner, director, officer, employee, consultant, advisor, or shareholder of more than 5% of the entity’s outstanding equity) solicit, request, cause, or encourage any actual or prospective customer of the Company or of any of its affiliates, to modify, reduce, or terminate their actual or prospective customer relationships with the Company or any of its affiliates, or to otherwise do business with any business engaged in offering services or products similar to, or competing with, or reasonably competing with, the services or products offered by the Company or any of its affiliates. For clarity, “prospective customer” means a customer that has been identified as a target by the Chief Sales and Client Services Officer during the period of Employee’s employment.
Non-Compete. As consistent with your Employment Agreement to the extent not otherwise prohibited by applicable law, you agree that for a 12-month period following your Separation Date, you will not directly or indirectly engage, anywhere in the Restricted Area (as defined below), whether engagement be as an individual, officer, director, proprietor, employee, partner, member, investor, (other than solely as a holder of less than five percent (5%) of the outstanding equity of a corporate entity), creditor, consultant, advisor, sales representative, agent or other participant, in a Restricted Business (defined below).
•“Restricted Area” means region or regions in the United States where you have conducted business or services on behalf of Company as of your Separation Date.
•“Restricted Business” means any venture, enterprise, activity or business engaged in by the Company, and for which your duties extended during your employment, including but, not limited to, a competitor call center business.
Support to Litigation, Regulatory Matter, Investigations: Employee agrees to be available on a reasonable basis to assist the Released Parties with any investigation, claim, suit or other proceeding that is pending or threatened by or against the Released Parties. Released Parties agrees to reimburse Employee promptly after Employee submits receipts or other documents reasonably acceptable to Released Parties for Employee’s actual out-of-pocket expenses reasonably incurred and approved by Released Parties in connection with Employee’s performance under this Paragraph; provided, however, without limiting the provisions of any

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statutory or other contractual indemnification obligations owed to Employee, Employee shall not be entitled to any expense reimbursement for time spent testifying or otherwise cooperating in any matter in which Employee is a defendant in the proceeding or a named subject or target of the     litigation, regulatory matter or investigation.
No Further Actions/Non-Disparagement: By executing this Agreement, you further agree that you have not and, to the fullest extent permitted by law, will not institute, assist or otherwise participate willingly or voluntarily in any non-governmental complaint, claim, charge, lawsuit, or action at law or otherwise against IBEX with respect to any act, omission, transaction or occurrence up to and including the date of your execution of this Agreement. Further, to the extent any action is instituted by any federal, state or local agency on your behalf with respect to any act, omission, transaction or occurrence up to and including the date of your execution of this Agreement, you agree to accept no monetary recovery in connection therewith. To the extent not prohibited by applicable law, both you and IBEX mutually agree not to issue any communication, written or otherwise, that contains disloyal, reckless or maliciously untrue statements against the other party with any entity including the Customers except as required by law. You further agree not to interfere in any manner with the operations of IBEX.

Consideration/Revocation/Advice of Counsel: Since upon execution by you, this letter will represent a bona fide agreement between you and IBEX you are encouraged to thoroughly review and consider its terms and consult with legal counsel before signing. Please return the signed document to Carrie Nelson by email at carrie.nelson@ibex.co or mail to 1717 Pennsylvania Ave NW Suite 825, Washington, D.C. 20006. You may take up to twenty-one (21) days (no later than November 27, 2025) to consider whether or not you wish to enter into this Agreement, although you may choose to sign the Agreement at any time following your Separation Date and before the expiration of such twenty-one (21) day period. You acknowledge that you are entering into this Agreement freely, knowingly, and voluntarily, with a full understanding of its terms. If you decide to execute this Agreement, you may revoke your acceptance within seven (7) days from the date on which you signed this Agreement (the “Revocation Period”). This Agreement is not effective or enforceable and no consideration shall be paid until the Revocation Period has expired without revocation of the Agreement. To be effective, any revocation within the seven (7) day Revocation Period must be submitted to me in writing on or before the end of the seventh (7th) day following your signing of this Agreement. You understand and acknowledge that the separation benefit identified above is in consideration beyond that to which you are already entitled to receive before entering into this Agreement.

Injunctive Relief: You agree that any breach of this Agreement by you may irreparably injure IBEX. Accordingly, IBEX may, in addition to pursuing monetary damages against you or any other remedies, obtain an injunction against you from any court having jurisdiction over the matter, restraining any further violation of this Agreement by you. If IBEX is successful in obtaining legal remedies against you for violation of this Agreement, you agree to reimburse IBEX for all of its legal fees and costs associated with such litigation. You further acknowledge and agree that waiver by IBEX of any breach or default by you of any terms of this Agreement shall not operate as a waiver of any other breach or default. In the event that any part of this Agreement is determined by a court to be overly restrictive or broad, thereby making it unenforceable, the court shall modify the Agreement as it deems appropriate in order to make it enforceable.

Entire Agreement/Choice of Law: With the exception of any prior agreements between you and IBEX as referenced in the paragraph entitled “Post-Employment Obligations”, above, this Agreement constitutes the

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entire Agreement between IBEX and you and supersedes and cancels all prior written and oral agreements concerning your separation from IBEX. This Agreement may not be changed or altered, except by writing signed by an authorized officer of IBEX and you. The parties acknowledge and agree that Delaware law shall govern any dispute that arises between them regarding the enforceability or interpretation of this Agreement. If any clause of this Agreement should ever be determined to be unenforceable, it is agreed that this will not affect the enforceability of any other clause or the remainder of this Agreement. Additionally, in the event that any of the restrictive covenants in this Agreement shall be found by a court of competent jurisdiction to be unreasonable by reason of its extending for too great a period of time or over too great a geographic area or by reason of its being too extensive in any other respect, then such restricting covenant shall be deemed modified to the minimum extent necessary to make it reasonable and enforceable under the circumstances.

If you have any questions, please feel free to call me. If you are in agreement with the foregoing, please sign, date and return this Agreement in full within the timeframe set forth above to Carrie Nelson by email at carrie.nelson@ibex.co or mail to 1717 Pennsylvania Ave NW Suite 825, Washington, D.C. 20006.

Andy, we thank you for your service to IBEX and wish you the best in your future endeavors.

Sincerely,

/s/ Paul Inson
Chief People Officer

cc: Christy O’Connor, Chief Legal Officer

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I HEREBY ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT AND UNDERSTAND ALL OF ITS TERMS, INCLUDING THE FULL AND FINAL RELEASE OF CLAIMS SET FORTH ABOVE. I FURTHER ACKNOWLEDGE THAT I HAVE VOLUNTARILY ENTERED INTO THIS AGREEMENT, THAT I HAVE NOT RELIED UPON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS AGREEMENT, AND THAT I HAVE BEEN GIVEN THE OPPORTUNITY AND ENCOURAGED TO HAVE THIS AGREEMENT REVIEWED BY AN ATTORNEY.

/s/ Andreas Wilkens
Andreas Wilkens

11/29/2025
DATE

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